Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact: Bryan J. Carey Chief Financial Officer 239-931-7285 bcarey@rtsx.com	Investors: Nick Laudico The Ruth Group 646-536-7030 nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES SIGNS AGREEMENT TO ACQUIRE
ONCURE HOLDINGS, INC.

FORT MYERS, FL, June 24, 2013 — Radiation Therapy Services Holdings, Inc. (“Radiation Therapy” or “the Company”), a leading operator of radiation therapy centers, announced today that its wholly owned subsidiary, Radiation Therapy Services, Inc. (“RTSI”), entered into a “stalking horse” investment agreement to acquire OnCure Holdings, Inc. (together with its subsidiaries, “OnCure”) upon effectiveness of its plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code for approximately $125 million, including $42.5 million in cash (plus covering certain expenses and subject to working capital adjustments) and up to $82.5 million in assumed debt. In addition, OnCure’s secured noteholders have executed a restructuring support agreement outlining their commitment to support the transaction.

The investment agreement constitutes a lead or “stalking horse” bid in a sale process being conducted in conjunction with OnCure’s reorganization. As such, the acquisition of OnCure by RTSI remains subject to approval by the United States Bankruptcy Court for the District of Delaware and a subsequent auction process in which other interested buyers may submit competing bids for OnCure. Completion of the transaction, which is expected to occur prior to the end of October 2013, remains subject to competing offers, approval by the United States Bankruptcy Court, and customary closing conditions.

Dr. Daniel Dosoretz, President and Chief Executive Officer of Radiation Therapy Services said, “We are pleased to have entered into an agreement with OnCure to acquire the business. The addition of OnCure, including its partnerships with teams of many of the most highly respected physicians in the industry, will broaden and deepen our ability to provide world-class treatment to patients and offer our integrated cancer care model in key markets across the United States. We are excited by the prospect of working with OnCure’s physician partners to provide technically advanced and successful cancer treatment to their patients and plan to work with the company and its stakeholders to conclude its reorganization and our acquisition expeditiously. The acquisition of OnCure would be a significant addition to our business creating additional prospects for growth.”

OnCure operates radiation oncology treatment centers for cancer patients. It contracts with radiation oncology medical groups and their radiation oncologists through long-term management services agreements to offer cancer patients a comprehensive range of radiation oncology treatment options, including most traditional and next generation services. OnCure currently provides services to a network of 11 medical groups that treat cancer patients at its 34 radiation oncology treatment centers, making it one of the largest strategically located networks of radiation oncology service providers. OnCure has treatment centers located in California, Florida and Indiana, where it provides the medical groups with the use of the facilities and with certain clinical services of treatment center staff, and administers the non-medical business functions of the treatment centers, such as technical staff recruiting, marketing, managed care contracting, receivables management and compliance, purchasing, information systems, accounting, human resource management and physician succession planning.

Millstein & Co., Kirkland & Ellis LLP, Alvarez & Marsal and Deloitte advised Radiation Therapy in connection with the transaction.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services is a leading provider of advanced radiation therapy and other services to cancer patients in the United States and Latin America. The Company offers a comprehensive range of radiation treatment alternatives, focused on delivering academic quality, cost-effective patient care in a personal and convenient setting. In total, the Company operates 131 treatment centers, including 100 centers located in 15 U.S. states, strategically clustered in 28 local markets. The Company also operates 31 centers located in six countries in Latin America. The Company holds market leading positions in most of its domestic local markets and abroad.

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